                            STATEMENT OF DESIGNATION
                                       OF
                     SERIES B CONVERTIBLE PREFERRED SHARES
                                       OF
                     CRESCENT REAL ESTATE EQUITIES COMPANY

     The undersigned, the President and Chief Executive Officer of Crescent Real Estate Equities Company, a real estate investment trust organized and existing under the Texas Real Estate Investment Trust Act, as amended (the "Company"), certifies that pursuant to the authority granted to and vested in the Board of Trust Managers of the Company by the provisions of the Restated Declaration of Trust of the Company, the Board of Trust Managers, acting through an authorized committee thereof, has adopted the following resolution designating a new series of preferred shares of the Company.

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Trust Managers of the Company by the provisions of the Restated Declaration of Trust of the Company, the Board of Trust Managers hereby establishes a series of preferred shares of beneficial interest designated Series B Convertible Preferred Shares of beneficial interest, par value $.01 per share (the "Series B Preferred Shares"), and authorizes the issuance thereof, and hereby fixes the designation and number thereof and the voting powers, preferences and relative, participating, optional and other special rights of such shares, and the qualifications, limitations or restrictions thereof as follows:

A. CERTAIN DEFINITIONS.

     Unless the context otherwise requires, the terms defined in this Paragraph A shall have, for all purposes of this Statement of Designation, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

          (1) "Average Share Price" shall mean the average of the Closing Prices of the Common Shares for each day in the 20 consecutive trading day period ending on the date that is two days prior to the date with respect to which the Average Share Price must be determined, after excluding from such calculation the two highest Closing Prices and the two lowest Closing Prices; provided, however, that if the Common Shares begin to trade ex-dividend at any point within such period, then the Average Share Price shall equal the amount determined pursuant to the preceding formula after deducting the value of such distributions per Common Share from the closing price of the Common Shares for each day in such period on which the Common Shares did not trade ex-dividend.

          (2) "Average Preferred Share Price" shall mean the average of the Preferred Share Closing Prices for each day in the 20 consecutive trading day period ending on the date that is two days prior to the date with respect to which the Average Preferred Share Price must be determined, after excluding from such calculation the two highest closing prices and the two lowest closing prices; provided, however, that if the Preferred Shares begin to trade ex-dividend at any point within such period, then the Average Preferred Share Price shall equal the amount determined pursuant to the preceding formula after deducting the value of such distributions per Preferred Share from the closing price of the Preferred Shares for each day in such period on which the Preferred Shares did not trade ex-dividend.

          (3) "Cash Value" shall mean, except as provided in subparagraph (3) of paragraph B, (i) as to any non-cash Extraordinary Distribution made in the form of Company securities or other securities that are listed or admitted to trading on a national securities exchange on the payment date for such distribution, the Cash Value shall equal the closing price of such securities on such exchange (with the closing price of such securities computed as the last sales price, regular way, of a share of such securities on such payment date or, in the event no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such payment date); provided, however, that if any holder of Series B Preferred Shares shall sell all or substantially all (which, for purposes hereof, shall mean eighty percent (80%) or more) of such securities distributed to such holder within ten (10) business days following such distribution, then all such securities distributed to such holder shall be valued for all purposes at the lesser

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

     of (x) the closing price of such securities (computed as described above) on the payment date for such distribution and (y) such holder's actual average per share "at market" sale price for such securities; (ii) as to all other non-cash Extraordinary Distributions, the Cash Value shall equal the actual net proceeds realized by such holder of Series B Preferred Shares upon a sale of the property constituting such non-cash Extraordinary Distribution; provided, further, that as to any non-cash Extraordinary Distribution that is neither made in the form of securities listed or admitted to trading on a national securities exchange on the payment date for such distribution nor sold by a holder of Series B Preferred Shares within ten (10) business days following such distribution, the Cash Value shall be the value at the time of such Extraordinary Distribution as determined in good faith by the Board of Trust Managers of the Company with respect to all holders of Common Shares, Series B Preferred Shares and other securities of the Company entitled to receive such Extraordinary Distribution and (iii) as to any non-cash distribution which is not an Extraordinary Distribution, the Cash Value shall be the value at the time of such distribution determined in good faith by the Board of Trust Managers of the Company with respect to all holders of Common Shares, Series B Preferred Shares and other securities of the Company entitled to receive such distribution. In the case of a sale of the distributed securities or other property constituting a non-cash Extraordinary Distribution that occurs within ten (10) business days following an Extraordinary Distribution, the holder of such securities or the holder of such property shall certify to the Company in writing, within two (2) business days following such sale, (i) the date on which such sale of securities or property occurred, (ii) the amount or portion of such securities sold, and (iii) the average per share "at market" sale price for any such securities sold or the net proceeds realized by the holders for any such other property sold. Notwithstanding anything herein to the contrary, the Company shall have the option to determine the Cash Value of a non-cash Extraordinary Distribution in accordance with the foregoing, but without reference to any sale of the distributed securities or other property constituting a non-cash Extraordinary Distribution, unless the holder shall have provided to the Company, in accordance with the provisions of the preceding sentence, the notice specified therein on or prior to the date on which the Cash Value of such non-cash Extraordinary Distribution is required to be calculated under the terms of this Statement of Designation. Notwithstanding anything herein to the contrary, if at any time there are twenty (20) or more holders of record of the Series B Preferred Shares, then, thereafter, all references in this definition to a holder shall be deemed to be a reference to all record holders, in the aggregate.

          (4) "Change in Control" shall mean each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 25% of the Company's outstanding capital stock with voting power, under ordinary circumstances, to elect trust managers of the Company; (ii) during any period of two consecutive years, those individuals who at the beginning of such period constituted the Board of Trust Managers of the Company (together with any new trust managers whose election by such Board of Trust Managers or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the Board of Trust Managers of the Company then in office who were either trust managers at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trust Managers then in office; or (iii) (A) the Company consolidates with or merges into another entity or conveys, transfers or leases outside the ordinary course of the Company's business all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity, or
     (B) any corporation consolidates with or merges into the Company, which in the case of a merger or consolidation under either (A) or (B) above is pursuant to a transaction in which the outstanding voting capital stock of the Company is reclassified or changed into or exchanged for cash, securities (unless the holders of the exchanged securities of the Company immediately after such transaction beneficially own at least a majority of the securities into which such exchange was made) or other property; provided, however, that the events described in clause (iii) above shall not be deemed to be a Change in Control if the sole purpose of such

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

     event is that the Company is seeking to change its domicile or to change its form of organization from a statutory real estate investment trust to a corporation.

          (5) "Closing Price" shall mean the last sale price, regular way, of a Common Share on a particular day or, in the event no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case on the New York Stock Exchange, or, if the Common Shares are not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if the Common Shares are not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by Prudential Securities Incorporated or, if approved by the holders of a majority of the Series B Preferred Shares (which approval shall not be unreasonably withheld), as furnished by any other member of the National Association of Securities Dealers, Inc., selected from time to time by the Company for that purpose.

          (6) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (7) "Common Shares" shall mean the currently existing class of common shares of beneficial interest of the Company, par value $.01 per share.

          (8) "Company" shall mean Crescent Real Estate Equities Company, a real estate investment trust organized and existing under the Texas Real Estate Investment Trust Act, as amended.

          (9) "Company Compound Annual Return" shall mean the compound annual return that an investor would have received if such investor had owned a Common Share (as such Common Share is adjusted for stock splits, reverse stock splits, subdivisions of Common Shares, or any combinations, reclassifications or distributions of Common Shares) during the period commencing on the Issue Date and ending on the effective date of a conversion or a Series B Preferred Shares Redemption Date, as applicable, and such investor had reinvested all cash distributions, and the Cash Value of all non-cash distributions (other than distributions of Common Shares), paid (including distributions deemed to have been paid in accordance with subparagraph 3(a) of Paragraph B) during such time in respect of such Common Share (and in respect of all Common Shares into which such distributions are deemed reinvested in accordance herewith) in Common Shares at a price equal to the Closing Price on the date such distributions were paid (or deemed to have been paid). The return will be calculated based on the Average Share Price on the Issue Date and on the date of conversion or redemption, as applicable, of Series B Preferred Shares. An example of the calculation of the Company Compound Annual Return is set forth in Exhibit A.

          (10) "Conversion Rate" shall mean the number of Common Shares issuable upon conversion of each of the Series B Preferred Shares, as set forth in subparagraph (3) of paragraph (C) below. An example of the calculation of the Conversion Rate is set forth in Exhibit A.

          (11) "Dividend Shares" shall mean, except as provided to the contrary in subparagraph (3) of paragraph B, the number of Common Shares which would have been acquired if (i) the Cash Value of any Extraordinary Distributions actually received (or deemed to have been received in accordance with subparagraph 3(a) of paragraph B) by the holders of the Series B Preferred Shares had been reinvested in Common Shares at a price equal to the Closing Price on the date on which such Extraordinary Distributions were paid (or deemed to have been paid in accordance with subparagraph 3(a) of paragraph
     B), and (ii) all cash distributions paid in respect of all Common Shares into which distributions are deemed reinvested in accordance herewith, during the period commencing on the record date for such Extraordinary Distribution and ending on the effective date of a conversion of Series B Preferred Shares or a Series B Preferred Shares Redemption Date, as applicable, had been reinvested in Common Shares at a price equal to the Closing Price on the date such distributions were paid (or deemed to have been paid in accordance with subparagraph 3(a) of paragraph B), with such number of shares computed under (i) and (ii) adjusted from time to time to reflect any stock splits, reverse stock splits, or subdivisions of Common Shares, or any combinations, reclassifications or distributions of Common Shares.

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

          (12) "ERISA" shall mean the Employees Retirement Income Security Act of 1974, as amended.

          (13) "Event of Default" shall mean any of the events specified in Exhibit C hereto.

          (14) "Extraordinary Distributions" shall mean any extraordinary cash distribution (excluding any regular quarterly cash distribution), stock distribution (other than distributions of Common Shares) and other non-cash distributions (including distributions of preemptive or subscription rights for securities, other than (i) rights relating to Common Shares and (ii) the rights referenced in Exhibit D hereto) that may be made from time to time to the holders of the Common Shares; provided, however, that any distribution paid in order to preserve the status of the Company as a REIT for federal income tax purposes that is accompanied or preceded by an opinion of legal counsel, as described below, shall not be considered an Extraordinary Distribution regardless of the time of payment of any such distribution unless the Company elects to treat such distribution as an Extraordinary Distribution by complying with the provisions of subparagraph
     (3) of paragraph B hereof. Notwithstanding the foregoing, a distribution shall not be deemed to have been paid in order to preserve the Company's status as a REIT unless the distribution is accompanied or preceded by an opinion of legal counsel selected and employed by the Company (and acceptable to the holders of the Series B Preferred Shares as provided in the following sentence) for the purpose of rendering an opinion confirming the necessity or advisability of such distribution in order to preserve the status of the Company as a REIT for federal income tax purposes. For purposes of this subparagraph (14), the opinion of Shaw, Pittman, Potts & Trowbridge or of any other legal counsel selected and employed by the Company for the purpose of rendering such opinion and approved (which approval shall not be unreasonably withheld) by the holders of a majority of the Series B Preferred Shares shall be acceptable.

          (15) "Initial Investment" shall mean $225,000,006.92.

          (16) "Initial Investors" shall mean The Prudential Insurance Company of America, a New Jersey corporation, Strategic Value Investors, L.L.C., a Delaware limited liability company, Strategic Value Investors International, L.L.C., a Delaware limited liability company and Strategic Value Investors II, L.L.C., a Delaware limited liability company.

          (17) "Investment Return" as of any date shall mean an amount equal to the aggregate of the following amounts:

TIER                   INVESTMENT RETURN COMPONENT
----                   ---------------------------
I      The NAREIT Return; plus
II     75% of the Company Compound Annual Return in excess of the
       NAREIT Return, up to and including the NAREIT Return plus
       500 basis points; plus
III    50% of the Company Compound Annual Return in excess of the
       NAREIT Return plus 500 basis points up to and including the
       NAREIT Return plus 1,000 basis points; plus
IV     25% of the Company Compound Annual Return in excess of the
       NAREIT Return plus 1000 basis points up to and including the
       NAREIT Return plus 2,000 basis points; plus
V      10% of the Company Compound Annual Return in excess of the
       NAREIT Return plus 2,000 basis points.

          An example of the calculation of the Investment Return is set forth in Exhibit A.

          (18) "Issue Date" shall mean the first date on which Series B Preferred Shares are issued and sold to one or more of the Initial Investors.

          (19) "Junior Shares" shall have the meaning set forth in subparagraph
     (2) of paragraph (B) hereof.

          (20) "NAREIT" shall mean the National Association of Real Estate Investment Trusts.

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

          (21) "NAREIT Return" shall mean the compound annual return calculated by using the total return (calculated in accordance with Exhibit B) for a portfolio of equity real estate investment trust stocks, excluding health care stocks, as computed by NAREIT in its NAREIT Total Return Series for Equity REITs Excluding Health Care REITs. The NAREIT Return shall be calculated for the period commencing on the Issue Date and ending on the effective date of a conversion or the Series B Preferred Shares Redemption Date, as applicable, of Series B Preferred Shares. If the NAREIT Return is not available for any reason for all or any portion of the period of calculation, then the index for determining the NAREIT Return for such period or portion of the period shall be the Standard & Poor's Equity REIT Index ) and if the Standard & Poor's Equity REIT Index is not available for any such period, the reference index shall be a reasonably equivalent alternative real estate investment trust equity index (excluding health care stocks) selected or compiled in good faith by the Company and approved by the holders of a majority of the Series B Preferred Shares (which approval shall not be unreasonably withheld). If the calculation of the NAREIT Return is modified then (i) the Company and those persons who or which are holders of the Preferred Shares at the time of the modification, will promptly (and in any event within thirty (30 days) negotiate a mutually acceptable amendment hereto modifying the calculation of the terms "Company Compound Annual Return," "Dividend Shares" and "NAREIT Return" and any other term the calculation or application of which is required to be modified in order for the calculation of the Conversion Rate to remain consistent with the modification of the NAREIT Return and (ii) if the Company and such holders shall have failed to execute and deliver a mutually acceptable amendment on or before the effective date of the conversion or redemption, the NAREIT Return shall be calculated by a "Big 4" accounting firm chosen by the Company and approved by the holders of a majority of the Series B Preferred Shares (which approval shall not be unreasonably withheld). Such accounting firm shall calculate the NAREIT Return in accordance with Exhibit B. The costs associated with employment of such accounting firm shall be borne one-half ( 1/2) by the Company and one-half ( 1/2) by the holders of the Series B Preferred Shares.

          (22) "Parity Shares" shall have the meaning set forth in subparagraph
     (2) of paragraph B hereof.

          (23) "Preferred Share Closing Price" shall mean the last sale price, regular way, of the preferred shares of beneficial interest of a class or series on a particular day or, in the event no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case on the New York Stock Exchange, or, if the preferred shares of beneficial interest of such class or series are not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the preferred shares of beneficial interest of such class or series are listed or admitted to trading or, if the preferred shares of beneficial interest of such class or series are not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by Prudential Securities Incorporated or, if approved by the holders of a majority of the Series B Preferred Shares (which approval shall not be unreasonably withheld), as furnished by any other member of the National Association of Securities Dealers, Inc., selected from time to time by the Company for that purpose.

          (24) "Redemption Price" shall have the meaning set forth in subparagraph (1) of paragraph (D).

          (25) "REIT" shall mean a real estate investment trust under Section 856 of the Code.

          (26) "Series B Preferred Shares" shall mean the Series B Convertible Preferred Shares of beneficial interest, par value $.01 per share.

          (27) "Series B Preferred Shares Redemption Date" shall have the meaning set forth in subparagraph (4) of paragraph (D).

          (28) "Securities Act" shall mean the Securities Act of 1933, as amended.

          (29) "Transfer Agent" shall mean BankBoston, N.A., or such other agent or agents of the Company as may be designated by the Board of Trust Managers or their designee as the transfer agent for the Series B Preferred Shares.

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

B. SERIES B PREFERRED SHARES.

     (1) Designation and Number of Shares. The number of shares which shall constitute the Series B Preferred Shares shall be 6,948,734.

     (2) Relative Seniority. In respect of rights to receive distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Company, the Series B Preferred Shares shall rank (i) pari passu with all other preferred shares of beneficial interest of the Company, whether in existence as of the date hereof or subsequently created (the "Parity Shares"), and (ii) senior to the Common Shares and any other class or series of shares of beneficial interest of the Company ranking, as to distributions and upon liquidation, junior (collectively, the "Junior Shares") to the Parity Shares, whether in existence as of the date hereof or subsequently created.

     (3) Distributions.

          (a) The holders of the Series B Preferred Shares shall receive, payable and calculated as described in this subparagraph (3) and in subparagraph (3) of paragraph A, all Extraordinary Distributions; provided, however, that (i) if the record date for any such Extraordinary Distribution does not occur with respect to a Series B Preferred Share prior to the effective date of the conversion or redemption of such Series B Preferred Share, then the Company shall have no obligation to pay such Extraordinary Distribution, and (ii) if the record date for any such Extraordinary Distribution with respect to a Series B Preferred Share occurs prior to the effective date of the conversion or redemption of such Series B Preferred Share, then the Company shall be obligated, subject to the following sentence, to pay such Extraordinary Distribution to the holder of record of such Series B Preferred Share, who is the holder on the record date for such Extraordinary Distribution; and provided, further, that if the payment date for such Extraordinary Distribution occurs with respect to such Series B Preferred Share either after the effective date of such conversion or redemption or less than ten (10) business days prior thereto, the Cash Value of the Extraordinary Distribution shall be the value determined in good faith by the Board of Trust Managers of the Company. If the record date for any Extraordinary Distribution occurs prior to the effective date of any conversion of a Series B Preferred Share (i) pursuant to subparagraph (1) of paragraph C hereof or (ii) pursuant to subparagraph (2) of paragraph C (but, in the case of a conversion pursuant to subparagraph (2) of paragraph C, only if such Extraordinary Distribution is declared following receipt of notice from the record holder of such Series B Preferred Share of such holder's intention to convert such Preferred Share) or of any redemption pursuant to paragraph D hereof, and the payment date for such Extraordinary Distribution occurs either after, or less than ten (10) business days prior to, such conversion or redemption, then the record holder of such Series B Preferred Share shall have the right, at the option of such holder and in satisfaction of the Company's obligation with respect to such Extraordinary Distribution, to receive either (A) cash in an amount equal to the Cash Value of such Extraordinary Distribution (as determined in good faith by the Board of Trust Managers of the Company with respect to all holders of Common Shares entitled to receive such distributions) or (B) such Extraordinary Distribution. Any Extraordinary Distribution described in the preceding sentence shall be deemed to have been actually received on the earlier to occur of the conversion date or the Series B Preferred Shares Redemption Date and the payment date, by the record holder of such Series B Preferred Share and reinvested at (i) the Closing Price, if such distribution is actually received on or prior to the conversion date or Series B Preferred Shares Redemption Date or (ii) the Average Share Price, if deemed received on the conversion date or Series B Preferred Shares Redemption Date for purposes of the calculation of Dividend Shares. The holders of the Series B Preferred Shares shall receive any cash distribution payable to the holders of Common Shares (including any regular quarterly cash distribution) with respect to which the record date occurs prior to the effective date of a conversion of a Series B Preferred Share (i) pursuant to subparagraph (1) of paragraph C hereof or (ii) pursuant to subparagraph (2) of paragraph C (but, in the case of a conversion pursuant to subparagraph (2) of paragraph C, only if such Extraordinary Distribution is declared following receipt of notice from the record holder of such Series B Preferred Share of such holder's intention to convert such Preferred Share) or a redemption and the payment date occurs after such effective date, provided that the amount of such cash distribution shall be included in the calculation of Dividend Shares and deemed reinvested at the Average Share Price on the conversion date or the Series B Preferred Shares Redemption Date. Extraordinary Distributions required to be paid pursuant hereto shall be payable, on the date on which the Common Shares distribution is payable to the holders of the Common Shares, to Persons who are holders of record of the Series B Preferred Shares on the date for determining the holders of record of Common Shares entitled to receive the Common Shares distribution to which the Extraordinary Distribution relates.

          (b) The amount of a distribution and any cash distribution any holder is entitled to receive under subparagraph 3(a) above, if any, payable on each Series B Preferred Share shall equal the amount of such distribution that would have been paid on a single Common Share that was issued and outstanding on the Issue Date, assuming such Common Share had been properly adjusted for stock splits, reverse stock splits, or subdivisions of Common Shares, or any combinations, reclassifications or distributions of Common Shares.

          (c) If any Series B Preferred Shares are outstanding, no full distributions shall be declared or paid or set apart for payment on any other class or series of Parity Shares or Junior Shares for any period for which Extraordinary Distributions are required to be paid on the Series B Preferred Shares in accordance with the provisions of this subparagraph (3) unless the required distributions have been declared and paid or declared and a sum sufficient for the payment thereof has been set apart for such payment on the Series B Preferred Shares. If such distributions are not paid in full, or not declared in full and a sum sufficient for such full payment is not set apart for the payment thereof, upon the Series B Preferred Shares and if distributions are not paid in full, or not declared in full and a sum sufficient for such full payment is not set apart for the payment thereof, upon any class or series of Parity Shares, then all such distributions declared upon Series B Preferred Shares and upon any other class or series of Parity Shares shall be paid or declared pro rata so that in all cases the amount of distributions paid or declared per share on the Series B Preferred Shares and Parity Shares shall bear to each other the same ratio that accumulated distributions per share, including distributions accrued or in arrears, if any, on the Series B Preferred Shares and Parity Shares bear to each other. Except as provided in the preceding sentence, unless all distributions required to be paid on the Series B Preferred Shares in accordance with the provisions of this subparagraph (3) have been paid or declared and a sum sufficient for such full payment set apart for payment for all applicable distribution periods, no distributions (other than distributions consisting of Common Shares or any other Junior Shares) shall be declared or paid or set apart for payment or other distribution upon the Common Shares, or, except as provided above, on any other Junior Shares or Parity Shares, nor shall any Common Shares or any other Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares by the Company or any subsidiary of the Company (except by conversion into or exchange for Junior Shares). Holders of the Series B Preferred Shares shall not be entitled to any distributions, whether payable in cash, property or shares of beneficial interest, in excess of distributions as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any distribution payment or payments on the Series B Preferred Shares that may be in arrears.

          Except as provided in this Statement of Designation, the Series B Preferred Shares shall not be entitled to participate in the earnings or assets of the Company.

C. CONVERSION.

     Holders of Series B Preferred Shares shall have the right to convert all or a portion of such shares into Common Shares, as follows.

     (1) Automatic Conversion of Series B Preferred Shares. On the third anniversary of the Issue Date, each share of Series B Preferred Shares shall automatically convert into fully paid and nonassessable Common Shares at the Conversion Rate (as defined below). Each holder of shares of Series B Preferred Shares thereupon (i) shall surrender all certificates evidencing Series B Preferred Shares, duly endorsed for cancellation (or, if the Series B Preferred Shares are book entry securities, deliver written notice of cancellation in a form reasonably acceptable to the Transfer Agent), at the offices of the Transfer Agent, or such other place or places, if any, as the Board of Trust Managers shall designate and (ii) shall state in writing the name or names in which such holder wishes the certificate or certificates of Common Shares to be issued and the address(es) to which such certificate or certificates shall be delivered or, at each holder's option, the name or names in which such shares shall be registered in the Transfer Agent's books and records for book entry securities of the Company. The Company, as soon as practicable thereafter, shall issue and deliver to such holder of the Series B Preferred Shares, or to its nominee or nominees, at the address provided to the Company by the holder thereof, certificates for the number of full Common Shares to which such holder or such holder's nominee or nominees shall be entitled, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in subparagraph (4). The Series B Preferred Shares shall be deemed to have been converted as of the close of business on the third anniversary of the Issue Date, at the Conversion Rate then in effect, and the person(s) or entity(ies) entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Shares as of the close of business on such date. Such conversion shall be deemed to have occurred on the third anniversary of the Issue Date unless the share transfer books of the Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Rate in effect on the third anniversary of the Issue Date. Except as otherwise expressly provided herein in connection with subparagraph (3) of paragraph B and the calculation of the Conversion Rate, no payment or adjustment shall be made in respect of cash distributions on the Common Shares or the Series B Preferred Shares upon conversion of the Series B Preferred Shares.

     (2) Conversion of Series B Preferred Shares at Holder's Option. Each holder of the Series B Preferred Shares shall have the right, at the option of such holder, to convert each Series B Preferred Share, in whole, but not in part, into fully paid and nonassessable Common Shares, at the Conversion Rate, at any time from and after the occurrence of any one of the following events: (i) the second anniversary of the Issue Date; (ii) the reduction to less than $4.0 billion of the Company's total equity market capitalization for a period of 20 consecutive trading days (calculated as (A) the Average Share Price on the calculation date multiplied by the total number of Common Shares outstanding, plus (B) for each series or class of preferred shares of beneficial interest for which there is an established trading market, the Average Preferred Share Price multiplied by the total number of all preferred shares of beneficial interest of such series or class, plus (C) the Initial Investment for the Series B Preferred Shares, plus (D) the price paid for all outstanding shares of any other series of preferred shares of beneficial interest for which there is no established trading market, plus (E) the Average Share Price on the calculation date multiplied by the actual number of Common Shares issuable upon an exchange of all Units (excluding any Units held by the Company or its subsidiaries) in Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership); (iii) a Change in Control of the Company; (iv) the Company's failure to qualify as a "real estate operating company" for purposes of ERISA; or (v) the occurrence of an Event of Default. The Company shall, upon request of any holder of Series B Preferred Shares, provide such holder with copies of such financial statements, compliance certificates and other materials as the Company is required to deliver to the Trustee of its 6 5/8% Notes Due 2002 and 7 1/8% Notes Due 2007 (the "Trustee"), in each case with such certifications as are required to be delivered to the Trustee, and in each case to the extent reasonably necessary to determine if an Event of Default has occurred.

     Before any holder of shares of the Preferred Shares shall be entitled to convert Series B Preferred Shares into Common Shares, such holder (i) shall surrender the certificate or certificates therefor, duly endorsed to the Company or in blank (or, if the Series B Preferred Shares are book entry securities, deliver written notice of such endorsement in a form reasonably acceptable to the Transfer Agent), at the offices of the Transfer Agent, or such other place or places, if any, as the Board of Trust Managers shall designate, (ii) shall give written notice to the Company of such holder's election to convert the Series B Preferred Shares and (iii) shall state in writing the name or names in which such holder wishes the Common Shares to be issued and registered. The Company, as soon as practicable thereafter, shall issue and deliver to such holder of Series B Preferred Shares, or to its nominee or nominees, at the address provided to the Company by the holder thereof, certificates or confirmation of book entry registration by the Company's transfer agent for the number of full Common Shares to which such holder or such holder's nominee or nominees shall be entitled, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in subparagraph
(4). The Series B Preferred Shares shall be deemed to have been converted as of the close of business on the date of the surrender of such shares for conversion as provided above, and the person(s) or entity(ies) entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Shares as of the close of business on such date, and such conversion shall be at the Conversion Rate in effect at such time and on such date on which such shares have been surrendered and such notice received by the Company. Except as otherwise expressly provided herein in connection with the calculation of the Conversion Rate, no payment or adjustment shall be made in respect of cash distributions on the Common Shares or the Series B Preferred Shares upon conversion of Series B Preferred Shares.

     (3) Conversion Rate. The number of Common Shares issuable upon conversion of each of the Series B Preferred Shares (the "Conversion Rate") shall be determined according to the following formula:

          (a) (1 plus the Investment Return as of the date of conversion)(N), multiplied by the Initial Investment (where N is an exponent that equals the number of years from the Issue Date to the effective date of a conversion), minus

          (b) (the Average Share Price at conversion multiplied by the Dividend Shares), divided by

          (c) the Average Share Price at conversion, divided by

          (d) the aggregate number of Series B Preferred Shares issued to the Initial Investors;

     provided, however, that if the application of the Conversion Rate calculated as described above would result, upon conversion of the Series B Preferred Shares into Common Shares, in the issuance of Common Shares at a conversion price that is less than the then-applicable per share par value of the Common Shares, then the Conversion Rate shall be adjusted such that the conversion price of the Common Shares issuable upon such conversion shall equal at least the then-applicable per share par value of the Common Shares.

     (4) Cash in Lieu of Fractional Shares. No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Series B Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Series B Preferred Share, the Company shall pay to the holder of such share an amount in cash based upon the Closing Price on the trading day immediately preceding the date of conversion. If more than one Series B Preferred Share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series B Preferred Shares so surrendered.

     (5) Certain Covenants Relating to Conversion.

          (a) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversion of the Series B Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series B Preferred Shares not theretofore converted. For purposes of this subsection
     (a), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Series B Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

          (b) The Company covenants that any Common Shares issued upon conversion of the Series B Preferred Shares shall be validly issued, fully paid and nonassessable and shall not be subject to restrictions on transfer except as required under applicable law or the Company's Restated Declaration of Trust, and such issuance shall not require further registration or exemption under the Securities Act.

          (c) The Company shall use its reasonable best efforts to list the Common Shares required to be delivered upon conversion of the Series B Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

          (d) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series B Preferred Shares, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

          (e) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series B Preferred Shares pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of the holder of the Series B Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid.

          (f) Except as otherwise provided herein, each holder of Series B Preferred Shares called for redemption by the Company or otherwise converted into Common Shares shall be the record holder of the Common Shares which such holder is entitled to receive on account of such redemption or conversion as of the date such redemption or conversion is deemed to have occurred under the terms of this Statement of Designation.

D. REDEMPTION OF SERIES B PREFERRED SHARES.

     (1) Redemption by the Company. In addition to the Company's right to redeem the Series B Preferred Shares under the circumstances specified in subparagraphs
(2) and (7) below, the Series B Preferred Shares shall be redeemable by the Company at its option, in whole but not in part, if the Company Compound Annual Return at the close of business on the first or second anniversary of the Issue Date, as the case may be, is 1,000 basis points or more below the NAREIT Return. The redemption price (the "Redemption Price") for each Series B Preferred Share shall be calculated as of the Series B Preferred Shares Redemption Date (as defined in subparagraph (4) below) and shall equal:

          (a) (1 plus the NAREIT Return as of the Series B Preferred Shares Redemption Date(N), multiplied by the Initial Investment (where N is an exponent that equals the number of years from the Issue Date to the Series B Preferred Shares Redemption Date), plus

          (b) 5% multiplied by the Initial Investment, minus

          (c) the Average Share Price of the Common Shares on the Series B Preferred Shares Redemption Date, multiplied by the Dividend Shares, divided by

          (d) the aggregate number of Series B Preferred Shares outstanding on the Issue Date.

     Each holder of Series B Preferred Shares on the Series B Preferred Shares Redemption Date shall be entitled, at such holder's election, to receive the Redemption Price in cash or Common Shares, subject to subparagraphs (2) and (7). The number of Common Shares to be delivered in payment of the Redemption Price shall equal the Redemption Price divided by the Average Share Price on the Series B Preferred Shares Redemption Date.

     (2) Redemption Relating to REIT Status. The Series B Preferred Shares may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a price per Series B Preferred Share equal to the greater of
(i) the price per Series B Preferred Share equal to the Conversion Rate multiplied by the Average Share Price at the close of business on the Series B Preferred Shares Redemption Date or (ii) the Redemption Price, if the Board of Trust Managers reasonably determines in good faith that such a redemption is necessary or advisable to preserve the status of the Company as a REIT for federal income tax purposes, subject to the provisions below. Any redemption made pursuant to this subparagraph (2) will be accompanied or preceded by an opinion of legal counsel selected and employed by the Company (subject to the last sentence of this subparagraph (2)) for the purpose of rendering an opinion confirming the necessity or advisability of such redemption (and, if applicable, the necessity or advisability of making any required redemption payment in cash, in which case the Company may make such redemption payment in accordance with such opinion notwithstanding any contrary election by the holder whose Series B Preferred Shares are the subject of the redemption) in order to preserve the status of the Company as a REIT for federal income tax purposes. For purposes of this subparagraph (2), the opinion of Shaw, Pittman, Potts & Trowbridge or of any other legal counsel selected and employed by the Company for the purpose of rendering such opinion and approved (which approval shall not be unreasonably withheld) by the holders of a majority of the Series B Preferred Shares shall be acceptable.

     (3) Partial Redemption. If fewer than all of the outstanding Series B Preferred Shares are to be redeemed pursuant to subparagraph (2) above, the Series B Preferred Shares to be redeemed will be determined pro rata or in such other manner determined by the Company's Board of Trust Managers in its sole discretion to be reasonable and equitable to all of the holders of Series B Preferred Shares, provided that such method satisfies any applicable requirements of any securities exchange on which the Series B Preferred Shares are listed.

     (4) Notice of Redemption. Notice of redemption must be sent within five (5) business days of the date giving rise to the Company's right to redeem and provide for redemption on the date that is no more than ten (10) business days after the date giving rise to the Company's right to redeem (the "Series B Preferred Shares Redemption Date"), to each holder of record of Series B Preferred Shares to be redeemed, notifying such holder of the Company's election to redeem such shares, stating the Series B Preferred Shares Redemption Date, the number of shares to be redeemed (and, if fewer than all the Series B Preferred Shares are to be redeemed, the number of shares to be redeemed from such holder), the place(s) where the Series B Preferred Share certificates are to be surrendered for payment, and the date on which such holder's conversion rights, if any, as to the Series B Preferred Shares shall terminate. Distributions on the Series B Preferred Shares will cease to accrue on the Series B Preferred Shares Redemption Date; provided, however, that, persons who were holders of record of Series B Preferred Shares on the record date for any distribution(s) that are accrued and unpaid shall be entitled to receive all such distributions.

     For purposes of this paragraph D, the dates that give rise to the Company's right to redeem the Series B Preferred Shares are as follows: (i) for purposes of a redemption pursuant to subparagraph (1) above, the first or second anniversary of the Issue Date, as the case may be, (ii) for purposes of a redemption pursuant to subparagraph (2) above, the date on which the Board of Trust Managers first determines, in good faith, that the redemption of all or a portion of the Series B Preferred Shares is necessary or advisable to preserve the status of the Company as a REIT for federal income tax purposes, and (iii) for purposes of a redemption pursuant to subparagraph (7) below, the earlier of the date that is thirty (30) days after the Company's notice to a record or beneficial owner in accordance with subparagraph (7)(i) or the date that is prescribed by a Gaming Authority (as defined below).

     (5) Procedures for Redemption. On or after the Series B Preferred Shares Redemption Date, each holder of Series B Preferred Shares to be redeemed must present and surrender his Series B Preferred Share certificates, if any, to the Company at the place designated in such notice and thereupon the redemption price of such Series B Preferred Shares will be paid to or on the order of the Person whose name appears on such Series B Preferred Share certificates, if any, as the owner thereof (or, if the Series B Preferred Shares are book entry securities, the redemption price of such Series B Preferred Shares will be paid to the Person whose name appears as the holder thereof in the records of the Transfer Agent), and each such Series B Preferred Share certificate surrendered will be canceled. From and after the Series B Preferred Shares Redemption Date, all distributions on the Series B Preferred Shares designated for redemption in such notice will cease to accrue and all rights of the holders thereof (including conversion rights), except the right to receive the redemption price thereof (including any accrued and unpaid distributions up to the Series B Preferred Shares Redemption Date), will cease and terminate and such shares will not thereafter be transferred (except with the consent of the Company) on the Company's books, and such Series B Preferred Shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company, prior to the date of payment of the Redemption Price pursuant to this subparagraph (5), may irrevocably deposit the Redemption Price (including any accrued and unpaid distributions) of the Series B Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case such notice to holders of the Series B

Preferred Shares to be redeemed will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Redemption Price and (iii) call upon such holders to surrender the Series B Preferred Share certificates, if any, representing such shares at such place on or about the date fixed in such redemption notice against payment of the Redemption Price (including all accrued and unpaid distributions up to the Series B Preferred Shares Redemption Date). Any moneys so deposited which remain unclaimed by the holders of the Series B Preferred Shares at the end of two years after the Series B Preferred Shares Redemption Date will be returned by such bank or trust company to the Company. In the event any holder elects to be redeemed in cash rather than Common Shares, the Company shall pay the required amount of cash to the holder within three (3) business days after the Series B Preferred Shares Redemption Date, without interest. If the Company fails to pay the Redemption Price on or before the third (3rd) business day following the Series B Preferred Shares Redemption Date, such amount thereafter shall bear interest at the annual rate of LIBOR plus 1.25%, compounded monthly, up to and including the fifth (5th) business day following the Series B Preferred Shares Redemption Date. If the Company fails to pay the Redemption Price on or before the fifth (5th) business day following the Series B Preferred Shares Redemption Date, such amount thereafter shall continue to bear interest at the annual rate of LIBOR plus 4.00%, compounded monthly, until the date of payment. Notwithstanding the foregoing, nothing contained in this paragraph (D) shall permit the Company to delay making any required payment to the holders of the Series B Preferred Shares beyond three (3) business days after the Series B Preferred Shares Redemption Date.

     (6) Payment of Distributions. Notwithstanding the foregoing, unless all Extraordinary Distributions payable with respect to the Series B Preferred Shares have been paid to the holders thereof, or declared and a sum sufficient for the payment thereof set apart for payment to the holders thereof, no Series B Preferred Shares shall be redeemed (except pursuant to subparagraph (2) above), which redemption shall not affect or limit the Company's obligation to pay such Extraordinary Distributions after such redemption; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Shares, which purchase or acquisition shall not affect the Company's obligation to pay all Extraordinary Distributions payable prior to the date of such purchase or acquisition.

     (7) Redemption Attributable to Certain Regulatory Requirements. If at any time the Company is subject to the jurisdiction of an agency or other authority of any state, county, city or other political subdivision with respect to any activities of the Company or any of its subsidiaries related to gaming (a "Gaming Authority"), and such Gaming Authority either finds a holder or a record or beneficial owner of a holder to be unsuitable or is unable to make a determination because a holder or any such record or beneficial owner is unable or unwilling to provide the requisite information, then notwithstanding any other provision of this Statement of Designation, the Company shall have the right, by written notice to such record or beneficial owner, (i) to require such record or beneficial owner of Series B Preferred Shares to dispose of such owner's Series B Preferred Shares within thirty (30) days or, if applicable, within the time prescribed by such Gaming Authority, whichever is earlier, and
(ii) if such disposition is not made in accordance with clause (i), to redeem each Series B Preferred Share of such owner at the greater of (A) the price per Series B Preferred Share equal to the Conversion Rate multiplied by the Average Share Price on the Series B Preferred Shares Redemption Date or (B) the Redemption Price, on the terms set forth above (other than subparagraphs (3) and (6) of this paragraph (D), which subparagraphs shall not apply to any such redemption). Notwithstanding anything to the contrary set forth in subparagraph
(1), the Company shall have the right and obligation to pay the Redemption Price for any redemption pursuant to this subparagraph (7) in cash.

     (8) No Maturity Date or Sinking Fund Provisions. The Series B Preferred Shares have no stated maturity date and will not be subject to any sinking fund or, except as provided above, to mandatory redemption.

E. VOTING RIGHTS.

     (1) General. Except as required by law or as provided below, the holders of the Series B Preferred Shares shall not be entitled to vote at any meeting of the shareholders for election of Trust Managers or for any other purposes or otherwise to participate in any action taken by the Company or the shareholders thereof, or to receive notice of any meeting of shareholders.

     (2) Method of Voting. In any matter in which the Series B Preferred Shares are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each Series B Preferred Share shall be entitled to one vote.

     (3) Right to Elect Trust Managers. In the event that at any time or from time to time, the Company is in arrears in the payment of Extraordinary Distributions on the Series B Preferred Shares or the Company failed to honor its conversion or redemption obligations, the holders of the Series B Preferred Shares, voting separately as a class with all other series of Preferred Shares upon which rights to elect trust managers upon arrearages in distributions have been conferred and are exercisable, will be entitled to vote for the election of two additional trust managers of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and all other trust managers of the Company shall be elected by the holders of the Company's Common Shares. In such case, the entire Board of Trust Managers of the Company will be increased by two trust managers. Voting rights of the holders of the Series B Preferred Shares shall continue at each subsequent annual meeting until all Extraordinary Distributions in arrears on such Series B Preferred Shares shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. At such time, the term of office of the trust managers so elected by the holders of Preferred Shares shall terminate forthwith and the number of members of the Board of Trust Managers automatically shall be decreased by two.

     (4) Certain Additional Voting Rights. As long as any Series B Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series B Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class) (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to the Series B Preferred Shares with respect to the payment of distributions to which the Series B Preferred Shares would be entitled or prior to the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares;
(ii) authorize or undertake a share exchange that would affect the Series B Preferred Shares (unless the Series B Preferred Shares shall be converted into or exchanged for convertible preferred shares having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical (except for changes that do not materially and adversely affect the holders of the Series B Preferred Shares) to that of a Series B Preferred Share); or (iii) amend, alter or repeal the provisions of the Declaration of Trust or this Statement of Designation or By-Laws, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series B Preferred Shares (or shares into which the Series B Preferred Shares have been converted in any successor entity to the Company) remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series B Preferred Shares; and provided, further, that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other Series B Preferred Shares, or (y) any increase in the amount of authorized Series B Preferred Shares, in each case ranking on a parity with or junior to the Series B Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

F. LIQUIDATION PREFERENCE.

     (1) Preference. Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of the Series B Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Company legally available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $32.38 per Series B Preferred Share, plus an amount equal to distributions accrued and unpaid thereon to the date fixed for such dissolution, liquidation or winding up of the Company.

     (2) Limitation on Rights. After the payment to the holders of the Series B Preferred Shares of the full preferential amounts provided for in this paragraph
(F), the holders of the Series B Preferred Shares as such shall have no right or claim to any of the remaining assets of the Company.

     (3) Rights Upon Company's Failure to Pay Liquidation Preference. If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the amounts payable with respect to the preference value of the Series B Preferred Shares and any Parity Shares are not paid in full, the holders of the Series B Preferred Shares and of such Parity Shares shall share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled.

     (4) Sale of Assets, Merger, and Consolidation Not a Liquidation. Neither the sale, lease or conveyance of all or substantially all the property or business of the Company, nor the merger or consolidation of the Company into or with any other entity, or the merger or consolidation of any other entity into or with the Company or a statutory share exchange, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Company for the purposes of this paragraph (F).

     (5) Shares to be Retired. All Series B Preferred Shares which shall have been issued and reacquired in any manner by the Company shall be restored to the status of authorized but unissued Preferred Shares, without designation as to series.

G. COVENANT OF COMPANY.

     During the 20 consecutive trading days used for the determination of the Average Share Price preceding the first, second and third anniversary of the Issue Date, the Company will not announce, implement or conduct any share buy-back or repurchase program or increase distributions if such act could reasonably be expected to have the effect of increasing the Average Share Price.

H. EXCLUSION OF OTHER RIGHTS.

     Except as may otherwise be required by law, the Series B Preferred Shares shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Statement of Designation (as such Statement of Designation may be amended from time to time) and in the Declaration of Trust. The Series B Preferred Shares shall have no preemptive or subscription rights.

I. HEADINGS OF SUBDIVISIONS.

     The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

J. SEVERABILITY OF PROVISIONS.

     If any one or more of the voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Shares and qualifications, limitations and restrictions thereof set forth in this Statement of Designation (as such Statement of Designation may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Shares and qualifications, limitations and restrictions thereof set forth in this Statement of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Shares and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special right of Series B Preferred Shares and qualifications, limitations and restrictions thereof unless so expressed herein.

K. ADOPTION.

     This Statement of Designation was duly adopted by the Board of Trust Managers of the Company. Shareholder action was not required.

                                    *  *  *

     IN WITNESS WHEREOF, I hereby certify that I, Gerald W. Haddock, am the President and Chief Executive Officer of Crescent Real Estates Equities Company (the "Company") and that as such, I am authorized to execute and file with the County Clerk of Tarrant County, Texas this Statement of Designation (the "Statement of Designation") on behalf of the Company and I further certify on behalf of the Company that this Statement of Designation was authorized by the Board of Trust Managers by unanimous written consent dated as of June 26, 1998 and is still in full force and effect as of the date hereof. I further certify that my signature to this document is my free act and deed, that to the best of my knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under penalty of perjury.

Dated: June 29, 1998

                                            CRESCENT REAL ESTATE EQUITIES
                                            COMPANY

                                                  /s/ GERALD W. HADDOCK

                                            ------------------------------------
                                            Name: Gerald W. Haddock
                                            Title:  President and Chief
                                            Executive Officer

     The undersigned, David M. Dean, the Senior Vice President, Law and Secretary of the Company, hereby certifies that Gerald W. Haddock is the President and Chief Executive Officer of the Company and that the signature set forth above is his genuine signature.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 29th day of June, 1998.

                                                    /s/ DAVID M. DEAN

                                            ------------------------------------
                                            Name: David M. Dean
                                            Title:  Senior Vice President, Law
                                            and Secretary

STATE OF TEXAS
COUNTY OF TARRANT

     This instrument was acknowledged before me on June 29, 1998, by Gerald W. Haddock, President and Chief Executive Officer of Crescent Real Estate Equities Company, a Texas real estate investment trust, on behalf of said real estate investment trust.

                                                 /s/ ELIZABETH ANN HAYS

                                            ------------------------------------
                                            Notary Public -- State of Texas

                                                     ELIZABETH ANN HAYS

                                            ------------------------------------
                                            Printed Name of Notary Public

My Commission expires:

            July 30, 2000
------------------------------------------------------

STATE OF TEXAS
COUNTY OF TARRANT

     This instrument was acknowledged before me on June 29, 1998, by David M. Dean.

                                                 /s/ ELIZABETH ANN HAYS

                                            ------------------------------------
                                            Notary Public -- State of Texas

                                                     ELIZABETH ANN HAYS

                                            ------------------------------------
                                            Printed Name of Notary Public

My Commission expires:

            July 30, 2000
------------------------------------------------------

                                   EXHIBIT A

                           EXAMPLE OF CALCULATION OF
                        COMPANY COMPOUND ANNUAL RETURN,
                     CONVERSION RATE, AND INVESTMENT RETURN

RETURN AND CONVERSION ANALYSIS

CEI COMPOUND ANNUAL RETURN CALCULATION - AS DEFINED BY SECTION A(8)

                                                        YEAR 1         YEAR 2         YEAR 3
                                                     ------------   ------------   ------------
Initial shares.....................................     6,428,571      6,685,864      6,935,833
Shares purchased with dividend dollars.............       257,293        249,969        242,296
                                                     ------------   ------------   ------------
Total shares.......................................     6,685,864      6,935,833      7,178,129
Share price at year end............................  $      43.36   $      53.71   $      66.54
                                                     ------------   ------------   ------------
Share value at year end............................  $289,899,063   $372,523,590   $477,632,704
Share value at beginning of year...................  $225,000,000   $289,899,063   $372,523,590
                                                     ------------   ------------   ------------
Annual gain........................................  $ 64,899,063   $ 82,624,527   $105,109,114
Annual return......................................          28.8%          28.5%          28.2%
          COMPOUND ANNUAL RETURN...................          28.5%

INVESTMENT RETURN -- AS DEFINED BY SECTION A(15)

NAREIT Compound Annual Return...............................   12.00%
0-500 bps - 75%.............................................    3.75%
501-1000 bps - 50%..........................................    2.50%
1001-2000 bps - 25%.........................................    1.63%
2001+bps - 10%..............................................    0.00%
                                                               -----
          Investment Return.................................   19.88%

CONVERSION RATE -- AS DEFINED BY SECTION C(2)

(1 plus the Investment Return)(3 years)................        172.3%
Multiplied by the Initial Investment...................   225,000,000
                                                          -----------
                                                          387,675,000
Minus the Avg. share price at conversion multiplied by
  the dividend shares..................................            --
                                                          -----------
                                                          387,675,000
Divided by Average Share Price.........................         66.54
                                                          -----------
                                                            5,826,195
Divided by the aggregate number of Series B
  Preferred shares issued..............................     6,428,571
                                                          -----------
          Conversion Rate..............................        0.9063

Note: All sections references refer to the Statement of Designation of Series B Convertible Preferred Shares of Crescent Real Estate Equities Company

ASSUMPTIONS*

Value of offering...........................................   225,000,000
CEI Average Share Price at Issuance.........................  $      35.00
Equivalent common shares issued.............................     6,428,571
CEI Current Quarterly Dividend..............................  $       0.38
CEI annual dividend growth rate (increase occurs for 4Q
  dividend).................................................         15.00%
Extraordinary dividends.....................................  $         --
Year 1 stock price growth rate -- quarterly.................          5.50%
Year 2 stock price growth rate -- quarterly.................          5.50%
Year 3 stock price growth rate -- quarterly.................          5.50%
NAREIT Return...............................................         12.00%

CEI HYPOTHETICAL RETURN DETAIL

CEI STOCK PRICE TABLE

                       YEAR                            1Q       2Q       3Q       4Q
                       ----                          ------   ------   ------   ------
1..................................................  $36.93   $38.96   $41.10   $43.36
2..................................................   45.74    48.26    50.91    53.71
3..................................................   56.66    59.78    63.07    66.54

CEI DIVIDEND PER SHARE TABLE

                     YEAR                         1Q      2Q      3Q      4Q     TOTAL
                     ----                        -----   -----   -----   -----   -----
1..............................................  $0.38   $0.38   $0.38   $0.44   $1.58
2..............................................   0.44    0.44    0.44    0.51    1.83
3..............................................   0.51    0.51    0.51    0.59    2.12

CASH DIVIDENDS PAID

          YEAR                1Q           2Q           3Q           4Q          TOTAL
          ----            ----------   ----------   ----------   ----------   -----------
1.......................  $2,442,857   $2,467,993   $2,492,065   $2,912,228   $10,315,143
2.......................   2,941,780    2,970,079    2,997,158    3,504,003    12,413,020
3.......................   3,537,275    3,569,114    3,599,564    4,197,874    14,903,827
                                                                              -----------
                                                                               37,631,990

---------------

* The prices, amounts, dividends, growth rates, holding periods and other facts specified herein are used in this exhibit solely for purposes of illustration and are not intended and do not purport to include, predict or limit the actual performance of the Series B Preferred Shares, and fail to, among other things, assume facts in which Extraordinary Distributions have been made to the holders.

                                   EXHIBIT B

                          CALCULATION OF NAREIT RETURN

     The NAREIT indices are market weighted performance measures that represent all tax-qualified REITs on the New York Stock Exchange, American Stock Exchange and NASDAQ National Market System. The NAREIT performance indices have been the industry standard for over 25 years.

     The Dividend Yield calculation is a follows:

  YLD(t) = the sum of [S(t)*(D*f)/r+S(t)*D(s)/r(s)]
                                    --------------
                                    the sum of [S(t)*P(t)]

Where:

t   =  time or current period
S   =  Common Shares outstanding
D   =  last ex-date ordinary cash dividend amount
f   =  frequency of regular dividend (most REITs pay regular
       dividends quarterly or 4 times a year)
P   =  Price of stock
D(s) = Special cash dividend distributions made over the previous
       12 months. For REITs these are typically called deficiency or special dividends and are related to the 95% pay
       requirement. Liquidating distributions, special capital
       gain distributions, rights offerings, spinoffs or stock
       distributions are not included for dividend yield
       purposes.
r   =  ratio of new shares to old when stock distribution or
       split has been made effective since the last ex-date
       dividend event
r(s) = ratio of new shares to old when stock distribution or split has been made effective since the last ex-date of
       special cash distribution event

     The Price Return calculation is as follows:

  PR = the sum of [S(t-1)*(P(t)+D(x))*r(t)]- the sum of [S(t-1)*P(t-1)]
                                 -------------------
                                 the sum of [S(t-1)*P(t-1)]

Where:

t   =  time or current period
t-1 =  previous period
P   =  Price of stock
S   =  Common Shares outstanding
D(x) = Any special distributions not considered in the dividend yield calculation included on the ex-date of the
       distribution. The value of spinoff distributions is based
       upon either first day trading close of the stock if
       available or management's estimate of value which is
       usually identified in a proxy/prospectus.
r(t) = the ratio of new stock to old when stock distribution or split has been made effective

     The calculation for the Share Price index is as follows:

                        PRindex = PRindex(t-1)*(1+PR(t))

Where:

t        = time or current period
t-1      = previous period
PRindex  = index value for Share Price index
PR       = share price return

     All references to ex-date distributions should be references to payable date distributions.

     The Total Return calculation is as follows:

  TR = the sum of [S(t-1)*(P(t)+D)*r(t)]- the sum of [S(t-1)*P(t-1)]
                                 -------------------
                                 the sum of [S(t-1)*P(t-1)]

Where:

t   =  time or current period
t-1 =  previous period
P   =  Price of stock
S   =  Common Shares outstanding
D   =  All ex-date distributions. The value of spinoff
       distributions is based upon either first day trading close of the stock if available or management's estimate of
       value, which is usually identified in a proxy/ prospectus.
r(t) = the ratio of new stock to old when stock distribution or split has been made effective

     The Total Return Index calculation is as follows:

                        TRIndex = TRIndex(t-1)-(1+TR(t))

Where:

t        = time or current period
t-1      = previous period
TRIndex  = Total Return index value
TR       = Total Return

     Specific rates of return are calculated as follows:

  Monthly = (TRIndex(yymmdd)-TRIndex(yymm-1dd))
                                 -----------------------
                                    TRIndex(yymm-1dd)

Where:

TRIndex(yymmdd)   = current total return index value as defined by date where
               YY = year, mm = month and dd = day
TRIndex(yymm-1dd) = total return index value one month previous

  Year to date = (TRIndex(yymmdd)-TRIndex(yy1231))
                                   ----------------------
                                     TRIndex(yy-11231)

Where:

TRIndex(yymmdd) = current total return index value as defined by date where
                YY = year, mm = month and dd = day
TRIndex(yy-11231) = total return index value on December 31 of previous year

  One year return = (TRIndex(yymmdd)-TRIndex([(yy-1)(mmdd]))
                                  ---------------------------
                                    TRIndex([(yy-1)(mmdd]))

Where:

TRIndex(yymmdd) = current total return index value as defined by date where
                YY = year, mm = month and dd = day
TRIndex(yy-1)mmdd]) = total return index value one year prior

X year annualized rate of return = [1+
                          (TRIndex(yymmdd) - TRIndex([(yy-X)mmdd]))()(+)(1/X)-1]

                                     -----------------------------
                                        TRIndex([(yy-x)mmdd)])

Where:

TRIndex(yymmdd)        = current total return index value as defined by date where
                        YY=year, mm=month and dd=day
TRIndex([(yy-X)mmdd)]) = total return index value x years prior

     In addition, the following are calculation examples of r, the stock split ratio:

          When there is a 2 for 1 stock split the r value is 2

          When there is a 10% stock dividend the r value is 1.1

          When there is a reverse 1 for 2 stock split the r value is .5

                                   EXHIBIT C

                               EVENTS OF DEFAULT

     Each of the events listed in paragraphs (a), (b), (c) and (d) below shall constitute an "Event of Default" 60 days following written notice of such a default from the record holders of a majority of the Series B Preferred Shares provided that the events listed in paragraphs (a), (b), (c) and (d) below shall not constitute an "Event of Default" if (i) such default is cured prior to the end of such 60-day period or (ii) the corresponding default is waived prior to the end of such 60-day period under the Company's 6 5/8% Notes Due 2002 or 7 1/8% Notes Due 2007 (the "Notes") in accordance with the provisions of such Notes and the related Indenture. In addition, a declaration of acceleration under the Notes as a result of any of the events listed in paragraphs (a), (b),
(c) and (d) below shall constitute an "Event of Default."

          (a) The incurrence by the Company or any Subsidiary of any Debt other than intercompany Debt (representing Debt to which the only parties are the Company and any of its Subsidiaries, but only so long as such Debt is held solely by the Company and any Subsidiary) that is subordinate in right of payment to the Securities, if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of
     (i) Total Assets as of the end of the fiscal quarter covered in the Company's most recent quarterly or annual financial statements, as the case may be, most recently required to be filed with the Securities and Exchange Commission, prior to the incurrence of such additional Debt and (ii) the increase or decrease in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase or decrease, together with the Total Assets, is referred to as the "Adjusted Total Assets"); and

          (b) The incurrence by the Company or any Subsidiary of any Secured Debt of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis is greater than 40% of the Adjusted Total Assets; and

          (c) The incurrence by the Company or any Subsidiary of any Debt, other than intercompany Debt, if the ratio of the Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company or its Subsidiaries since the first day of such four-quarter period, which was outstanding at the end of such period, had been incurred at the beginning of such period and continued to be outstanding throughout such period, and the application of the proceeds of such Debt, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Company or its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) in the case of Acquired Indebtedness or Debt incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation, and (iv) in the case of any increase or decrease in Total Assets, or any other acquisition or disposition by the Company or any Subsidiary of any asset or group of assets, since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such increase, decrease, or other acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments to revenues, expenses and Debt levels with respect to such increase, decrease or other acquisition or disposition being included in such pro forma calculation; and

          (d) The failure of the Company to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all outstanding Unsecured Debt of the Company and its Subsidiaries on a consolidated basis.

                                  * * * * * *

     The capitalized terms set forth above shall have the following respective meanings:

          "Acquired Indebtedness" means Debt of a person (i) existing at the time the person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from the person, in each case, other than Debt incurred in connection with, or in contemplation of, the person becoming a Subsidiary or that acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

          "Adjusted Total Assets" has the meaning set forth in subparagraph (a) above.

          "Annual Debt Service Charge," as of any date, means the amount which is expensed in any 12-month period for Consolidated Interest Expense of the Company and its Subsidiaries.

          "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income plus amounts which have been deducted in determining Consolidated Net Income during such period for (i) Consolidated Interest Expense, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization (other than amortization of debt discount) and depreciation, (iv) provisions for losses from sales or joint ventures, (v) increases in deferred taxes and other non-cash items, (vi) changes resulting from a change in accounting principles and
     (vii) charges for early extinguishment of debt, and less amounts which have been added in determining Consolidated Net Income during such period for
     (a) provisions for gains from sales or joint ventures and (b) decreases in deferred taxes and other non-cash items.

          "Consolidated Interest Expense" means, for any period, and without duplication, all interest (including the interest component of rentals on leases reflected in accordance with GAAP as capitalized leases on the Company's consolidated balance sheet, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other securities) of the Company and its Subsidiaries, but excluding legal fees, title insurance charges and other out-of-pocket fees and expenses incurred in connection with the issuance of Debt, all determined in accordance with GAAP.

          "Consolidated Net Income" for any period means the amount of net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

          "Debt" of any person means, without duplication, any indebtedness of such person, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by such person, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by such person as lessee which is reflected on such person's consolidated balance sheet as a capitalized lease in accordance with GAAP; in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on such person's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by such person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than such person and its Subsidiaries) (it being understood that "Debt" shall be deemed to be incurred by the Company and its Subsidiaries on a consolidated basis whenever the Company and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof; Debt of a Subsidiary of the Company existing prior to the time it became a Subsidiary of the Company shall be deemed to be incurred upon such Subsidiary's becoming a Subsidiary of the Company, and Debt of a person existing prior to a merger or consolidation of such person with the Company or any Subsidiary of the Company in which such person is the successor of the Company or such Subsidiary shall be deemed to be incurred upon the consummation of such merger or consolidation); provided, however, that the term Debt shall not include any such indebtedness that has been the subject of an "in substance" defeasance in accordance with GAAP.

          "GAAP" means generally accepted accounting principles consistently applied.

          "Secured Debt" means, without duplication, Debt secured by any mortgage, trust deed, deed of trust, deed to secure Debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets. Secured Debt shall be deemed to be incurred (i) on the date the Company or any Subsidiary creates, assumes, guarantees or otherwise becomes liable in respect thereof if it is secured in the manner described in the preceding sentence on such date or (ii) on the date the Company or any Subsidiary first secures such Debt in the manner described in the preceding sentence if such Debt was not so secured on the date it was incurred.

          "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" (as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act of 1933, as amended) of the Company.

          "Subsidiary" means (i) a corporation, partnership, limited liability company, trust, real estate investment trust or other entity 50% or more of the voting power of the voting equity securities of which are owned, directly or indirectly, by the Company or by one or more Subsidiaries of the Company, (ii) a partnership, limited liability company, trust, real estate investment trust, or other entity not treated as a corporation for federal income tax purposes 50% or more of the value of the equity interests of which are owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company and (iii) one or more corporations which, either individually or in the aggregate, would be Significant Subsidiaries (as defined above, except that the investment, asset and equity thresholds for purposes of this definition shall be 5%), 50% or more of the value of the equity interests of which are owned, directly or indirectly, by the Company or by one or more Subsidiaries.

          "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivable).

          "Total Unencumbered Assets" as of any date means the sum of (i) those Undepreciated Real Estate Assets not securing any portion of Secured Debt and (ii) all other assets of the Company and its Subsidiaries on a consolidated basis not securing any portion of Secured Debt determined in accordance with GAAP (but excluding intangibles and accounts receivable).

          "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

          "Unsecured Debt" means Debt of the Company or any Subsidiary that is not Secured Debt.

                                   EXHIBIT D

                    PROPOSED FORMATION OF CASINO PARTNERSHIP
                          AND RELATED RIGHTS OFFERING

     Following the completion of the merger (the "Merger") of Station Casinos, Inc. ("Station") with and into the Company, the Company intends to contribute substantially all of the real estate assets acquired from Station to a new partnership (the "Casino Partnership") that will invest principally in casinos, other gaming properties and other real estate properties in Las Vegas, Nevada. The Company initially would own all of the Casino Partnership, but expects to offer holders of its Common Shares and holders of units in the Operating Partnership rights to acquire common or preferred equity interests in the Casino Partnership, or in a real estate investment trust which would hold interests in the Casino Partnership. The record date for any such offering would follow the closing of the Merger. It is expected that any proceeds raised through such an offering would be used to prepay indebtedness assumed in connection with the Merger or to fund new acquisitions or developments. At this time, the terms of any such offering and the type of securities that may be offered have not been determined. Each of the proposed transactions is contingent upon the completion of the Merger.

                                       D-1